As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0174996
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

(Address of Principal Executive Offices)

1996 Equity Participation Plan of Viasat, Inc.

RigNet, Inc. 2010 Omnibus Incentive Plan

RigNet, Inc. 2019 Omnibus Incentive Plan

Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020

Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020

(Full Titles of the Plans)

Robert J. Blair, Esq.

Vice President, General Counsel and Secretary

Viasat, Inc.

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value (2)	415,340 shares	$48.415(3)	$20,108,686.10	$2,193.86
Common stock, $0.0001 par value (4)	53,654 shares	$108.54(5)	$5,823,605.16	$635.36
Common stock, $0.0001 par value (6)	18,019 shares	$48.415(3)	$872,389.89	$95.18
Common stock, $0.0001 par value (7)	13,668 shares	$31.28(5)	$427,535.04	$46.65
Common stock, $0.0001 par value (8)	153,865 shares	$48.415(3)	$7,449,373.98	$812.73
Common stock, $0.0001 par value (9)	1,900 shares	$33.61(5)	$63,859.00	$6.97
Common stock, $0.0001 par value (10)	2,310 shares	$48.415(3)	$111,838.65	$12.21
Total	658,756 shares	—	$34,857,287.82	$3,802.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Viasat, Inc., a Delaware corporation (“Viasat” or the “registrant”), which become issuable under the 1996 Equity Participation Plan of Viasat, Inc. (the “1996 Plan”), the RigNet, Inc. 2010 Omnibus Incentive Plan (the “RigNet 2010 Plan”), the RigNet, Inc. 2019 Omnibus Incentive Plan (the “RigNet 2019 Plan”), that certain Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020 (the “Olivier Option Agreement”), and that certain Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020 (the “Olivier RSU Agreement,” and together with the RigNet 2010 Plan, the RigNet 2019 Plan, and the Olivier Option Agreement, the “RigNet Plans”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. The RigNet Plans and the RigNet Assumed Awards thereunder were assumed by Viasat pursuant to the Merger Agreement at the Effective Time (such terms as defined below in the Explanatory Note).

(2)

Represents shares of common stock available for future issuance under the 1996 Plan in accordance with, and subject to the terms and conditions of, an exception under Nasdaq Stock Market Rule 5635(c)(3), which shares consist of the shares of RigNet common stock that were available for issuance under the RigNet 2019 Plan as of the Effective Time and assumed by Viasat for issuance under the 1996 Plan and adjusted by the exchange ratio pursuant to the Merger Agreement.

(3)

The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of Viasat common stock as reported on the Nasdaq Global Select Market on April 26, 2021, because the offering price of the securities to be granted in the future is not currently determinable.

(4)

Represents shares of Viasat common stock issuable pursuant to outstanding stock options granted under the RigNet 2010 Plan that were assumed by Viasat and converted into options to purchase Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement).

(5)

The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the weighted average exercise price of the options (as adjusted by the exchange ratio pursuant to the Merger Agreement).

(6)

Represents shares of Viasat common stock issuable pursuant to outstanding restricted stock units granted under the RigNet 2010 Plan that were assumed by Viasat and converted into restricted stock units in respect of Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement).

(7)

Represents shares of Viasat common stock issuable pursuant to outstanding stock options granted under the RigNet 2019 Plan that were assumed by Viasat and converted into stock options to purchase Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement). Shares of Viasat common stock subject to awards granted under the RigNet 2019 Plan may become issuable under the 1996 Plan as a result of the expiration, cancellation or forfeiture of such awards.

(8)

Represents shares of Viasat common stock issuable pursuant to outstanding restricted stock units granted under the RigNet 2019 Plan that were assumed by Viasat and converted into restricted stock units in respect of Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement). Shares of Viasat common stock subject to awards granted under the RigNet 2019 Plan may become issuable under the 1996 Plan as a result of the expiration, cancellation or forfeiture of such awards.

(9)

Represents shares of Viasat common stock issuable pursuant to outstanding stock options granted under the Olivier Option Agreement that were assumed by Viasat and converted into options to purchase Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement).

(10)

Represents shares of Viasat common stock issuable pursuant to outstanding restricted stock units granted under the Olivier RSU Agreement that were assumed by Viasat and converted into restricted stock units in respect of Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement).

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Viasat in relation to the Merger (as defined below) and the assumption by Viasat of the RigNet Plans.

On April 30, 2021, in connection with the Agreement and Plan of Merger, dated as of December 20, 2020 (the “Merger Agreement”), by and among Viasat, RigNet, Inc., a Delaware corporation (“RigNet”), and Royal Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Viasat (“Acquisition Sub”), Acquisition Sub merged with and into RigNet, with RigNet becoming a wholly owned subsidiary of Viasat (the “Merger”).

In connection with the consummation of the Merger, the RigNet Plans, and the awards outstanding thereunder (the “RigNet Assumed Awards”), were assumed by Viasat at the effective time of the Merger (the “Effective Time”), including any outstanding shares of RigNet common stock available for issuance under the RigNet 2019 Plan at such time. The RigNet Assumed Awards remain subject to the same terms and conditions as were applicable to such RigNet Assumed Awards immediately prior to the Effective Time, but each such RigNet Assumed Award was automatically converted into an award with the right to shares of Viasat common stock (as adjusted by the exchange ratio pursuant to the Merger Agreement).

In connection with the assumption of the RigNet Plans, shares of Viasat common stock available for issuance under the RigNet 2019 Plan (as adjusted by the exchange ratio pursuant to the Merger Agreement) became available for future awards under the 1996 Plan, and will not reduce the number of shares of common stock authorized for grant under the 1996 Plan, provided that such awards may only be made to individuals who were not employees or members of the board of directors of Viasat prior to the Effective Time.

This registration statement is being filed for the purpose of registering (1) up to 243,416 shares of Viasat common stock issuable by Viasat upon the exercise or settlement of RigNet Assumed Awards that were granted under the RigNet Plans and assumed by Viasat in connection with the Merger and (2) 415,340 shares of Viasat common stock issuable under the 1996 Plan in accordance with, and subject to the terms and conditions of, an exception under Nasdaq Stock Market Rule 5635(c)(3) (“Rule 5635(c)(3)”), which additional shares of Viasat common stock represent the number of shares of RigNet common stock that were available for issuance under the RigNet 2019 Plan immediately prior to the Effective Time, as appropriately adjusted to reflect such transaction (including the application of the exchange ratio under the Merger Agreement) and assumed by Viasat, and not otherwise reserved for issuance under the RigNet 2019 Plan in satisfaction of the RigNet Assumed Awards outstanding thereunder immediately prior to the Effective Time. Pursuant to Rule 5635(c)(3), shares available under certain shareholder-approved plans acquired in acquisitions and mergers may, without further shareholder approval, be used for post-transaction grants of options and other equity awards by the listed company (after appropriate adjustment of the number of shares to reflect the transaction), either under the pre-existing plan or arrangement or another plan or arrangement, without further shareholder approval, provided: (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such options and other awards are not granted to individuals who were employed by the granting company or its subsidiaries at the time the merger or acquisition was consummated. The shares of Viasat common stock issuable pursuant to the RigNet Assumed Awards outstanding under the RigNet 2019 Plan may become available for issuance under the 1996 Plan to the extent such awards are terminated, expire or are otherwise cancelled following the Effective Time, which shares are also registered.

In accordance with Instruction E to Form S-8, the contents of the prior Form S-8 registration statements (Commission File Nos. 333-21113, 333-68757, 333-67010, 333-109959, 333-153828, 333-169593, 333-184029, 333-207064, 333-220556, 333-228221, 333-234634 and 333-249941) are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Viasat hereby incorporates the following documents in this registration statement by reference:

(a)	Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the Securities and Exchange Commission (“SEC”) on May 29, 2020;

(b)

Viasat’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2020 (filed with the SEC on August 7, 2020), September 30, 2020 (filed with the SEC on November 6, 2020), and December 31, 2020 (filed with the SEC on February 8, 2021);

(c)	Viasat’s Current Reports on Form 8-K filed with the SEC on June 17, 2020, June 18, 2020, June 24, 2020, July 24, 2020, September 9, 2020, November 5, 2020, December 21, 2020, and April 1, 2021;

(d)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by Viasat’s Annual Report on Form 10-K referred to in clause (a) above; and

(e)

The description of Viasat common stock set forth in Viasat’s registration statement on Form 8-A filed with the SEC on November 20, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Viasat pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Viasat’s certificate of incorporation limits the liability of its directors to

Viasat or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, Viasat’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Viasat’s bylaws generally provide for mandatory indemnification of its directors and officers to the full extent provided by the DGCL. In addition, Viasat has entered into indemnification agreements with its directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

Viasat maintains insurance on behalf of any person who is or was a director or officer of Viasat, or is or was a director or officer of Viasat serving at the request of Viasat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Viasat would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

5.1	Opinion of Latham & Watkins LLP					X

10.1	1996 Equity Participation Plan of Viasat, Inc. (As Amended and Restated Effective September 3, 2020)	8-K	000-21767	10.1	09/09/2020

10.2	Amendment to 1996 Equity Participation Plan of Viasat, Inc. (As Amended and Restated Effective September 3, 2020)					X

10.3	RigNet, Inc. 2010 Omnibus Incentive Plan					X

10.4	Amendment to RigNet, Inc. 2010 Omnibus Incentive Plan					X

10.5	RigNet, Inc. 2019 Omnibus Incentive Plan					X

10.6	Amendment to RigNet, Inc. 2019 Omnibus Incentive Plan					X

10.7	Nonqualified Stock Option Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020					X

10.8	Restricted Stock Unit Award Agreement, by and between RigNet, Inc. and Errol Olivier, effective as of January 8, 2020					X

23.1	Consent of Independent Registered Public Accounting Firm					X

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this

Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on April 30, 2021.

Viasat, Inc.

By:	/s/ Richard Baldridge
Richard Baldridge
President, Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints Richard Baldridge and Robert Blair, jointly and severally, his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Baldridge Richard Baldridge	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2021

/s/ Shawn Duffy Shawn Duffy	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2021

/s/ Mark Dankberg Mark Dankberg	Chairman of the Board of Directors	April 30, 2021

/s/ James Bridenstine James Bridenstine	Director	April 30, 2021

/s/ Robert Johnson Robert Johnson	Director	April 30, 2021

/s/ Sean Pak Sean Pak	Director	April 30, 2021

/s/ Varsha Rao Varsha Rao	Director	April 30, 2021

/s/ John Stenbit John Stenbit	Director	April 30, 2021

/s/ Theresa Wise Theresa Wise	Director	April 30, 2021